                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement                              [ ]  Confidential, For Use of the
[X]  Definitive proxy statement                                    Commission Only (as permitted
[ ]  Definitive additional materials                               by Rule 14a-6(e)(2))
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule
     14a-12

                                   RPM, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
[X]  No Fee Required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the Filing Fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement no.:

(3) Filing Party:

(4) Date Filed:

  RPM, INC. - 2628 Pearl Road - P.O. Box 777 - Medina, Ohio 44258 - 330-273-5090

[RPM LOGO]

THOMAS C. SULLIVAN
    Chairman

                                                                 August 31, 1999

TO RPM SHAREHOLDERS:

    This year's Annual Meeting of RPM Shareholders will be held at 2:00 p.m., Eastern Daylight Time, Friday, October 8, 1999, at the Holiday Inn Select located at Interstate 71 and Route 82 East, Strongsville, Ohio.

    In addition to discussing the items of business outlined in this Proxy Statement, we look forward to giving you a progress report on the first quarter of our current fiscal year, which will end today, August 31. As in the past, there will be an informal discussion of the Company's activities, during which time your questions and comments will be welcomed.

    We hope that you are planning to attend the Annual Meeting personally, and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed Proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

    On behalf of the Directors and management of RPM, I would like to thank you for your continued support and confidence.

                                             Sincerely yours,

                                             /s/ Thomas C. Sullivan
                                             THOMAS C. SULLIVAN

                                   [RPM LOGO]

                        2628 PEARL ROAD  -  P.O. BOX 777
                               MEDINA, OHIO 44258

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of RPM, Inc. will be held at the Holiday Inn Select Strongsville, 15471 Royalton Road, Strongsville, Ohio, located at Interstate 71 and Route 82 East, on Friday, October 8, 1999, at 2:00 P.M., Eastern Daylight Time, for the following purposes:

     (1) To elect four Directors in Class III for a three-year term ending in 2002; and

     (2) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Holders of Common Shares of record at the close of business on August 20, 1999 are entitled to receive notice of and to vote at the Annual Meeting.

     By Order of the Board of Directors.

                                           P. KELLY TOMPKINS
                                             Secretary

August 31, 1999

        Please fill in and sign the enclosed Proxy and return the Proxy in the envelope enclosed herewith.

                                   [RPM LOGO]

                        2628 PEARL ROAD  -  P.O. BOX 777
                               MEDINA, OHIO 44258

                                PROXY STATEMENT

                       MAILED ON OR ABOUT AUGUST 31, 1999

          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 8, 1999

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of RPM, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held on October 8, 1999, and any adjournment or postponement thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement.

     The accompanying Proxy is solicited by the Board of Directors of the Company. All validly executed Proxies received by the Board of Directors of the Company pursuant to this solicitation will be voted at the Annual Meeting, and the directions contained in such Proxies will be followed in each instance. If no directions are given, the Proxy will be voted FOR the election of the four nominees listed on the Proxy.

     Any person giving a Proxy pursuant to this solicitation may revoke it. A shareholder, without affecting any vote previously taken, may revoke a Proxy by giving notice to the Company in writing, in open meeting or by a duly executed Proxy bearing a later date.

     The expense of soliciting Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. The Company may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation of Proxies by mail, the Company's Directors, officers and employees, without additional compensation, may solicit Proxies by telephone, telegraph, and personal interview. The Company also may retain a third party to aid in the solicitation of proxies.

                                 VOTING RIGHTS

     The record date for determination of shareholders entitled to vote at the Annual Meeting was the close of business on August 20, 1999. On that date, the Company had 109,485,957 Common Shares, without par value ("Common Shares"), outstanding and entitled to vote at the Annual Meeting. Each Common Share is entitled to one vote.

     At the Annual Meeting, in accordance with the General Corporation Law of Ohio and the Company's Code of Regulations, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of shareholder voting. As provided by the General Corporation Law of Ohio and the Company's Code of Regulations, holders of shares entitling them to exercise a majority of the voting power of the Company, present in person or by proxy at the Annual Meeting, will constitute a quorum for such meeting. The inspectors of election intend to treat properly executed proxies marked "abstain" as "present" for these purposes.

     Nominees for election as Directors receiving the greatest number of votes will be elected Directors. Votes that are withheld or broker non-votes in respect of the election of Directors will not be counted in determining the outcome of the election. The General Corporation Law of Ohio provides that if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder desires the voting at the election to be cumulative, each shareholder shall have cumulative voting rights in the election of Directors. Cumulative voting enables shareholders to give one nominee for Director as many votes as is equal to the number of Directors to be elected multiplied by the number of shares in respect of which a shareholder is voting, or to distribute votes on the same principle among two or more nominees, as the shareholder sees fit.

     Pursuant to the Company's Code of Regulations, all other questions and matters brought before the Annual Meeting will be decided, unless otherwise provided by law or by the Articles of Incorporation of the Company, by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the Annual Meeting. In voting for such other proposals, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the item on which the abstention is noted and will have the effect of a vote against. Broker non-votes, however, are not counted as present for purposes of determining whether a proposal has been approved and will have no effect on the outcome of any such proposal.

              SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Common Shares as of May 31, 1999, unless otherwise indicated, by (i) each person or group known by the Company to own beneficially more than 5% of the outstanding Common Shares, (ii) each Director and nominee for election as a Director of the Company, (iii) each executive officer named in the Executive Compensation tables below and (iv) all Directors and executive officers as a group. All information with respect to beneficial ownership has been furnished by the respective Director, nominee for election as a Director, or executive officer, as the case may be. Unless otherwise indicated below, each person named below has sole voting and investment power with respect to the number of shares set forth opposite his or her respective name.

                                                                NUMBER OF
                                                              COMMON SHARES
                                                              BENEFICIALLY      PERCENTAGE OF
                  NAME OF BENEFICIAL OWNER                      OWNED(1)       COMMON SHARES(1)
                  ------------------------                    -------------    ----------------
Max D. Amstutz(2)...........................................       24,843               *
Edward B. Brandon(3)........................................       17,187               *
Kenneth M. Evans(4).........................................        8,198               *
Lorrie Gustin(5)............................................        1,639               *
E. Bradley Jones(6).........................................       11,893               *
James A. Karman(7)..........................................      922,554             0.8
Donald K. Miller(8).........................................       32,949               *
John H. Morris, Jr.(9)......................................      276,361             0.3
Kevin O'Donnell(10).........................................       16,028               *
William A. Papenbrock(11)...................................       16,650               *
Albert B. Ratner(12)........................................        6,250               *
Frank C. Sullivan(13).......................................      264,519             0.2
Thomas C. Sullivan(14)......................................    1,580,959             1.4
Jerry Sue Thornton(15)......................................            0               *
All Directors and executive officers as a group (twenty
  persons including the directors and executive officers
  named above)(16)..........................................    3,445,797             3.1

---------------

   * Less than .1%.

 (1) In accordance with Securities and Exchange Commission ("Commission") rules, each beneficial owner's holdings have been calculated assuming full exercise of outstanding options covering Common Shares, if any, exercisable by such owner within 60 days after May 31, 1999, but no exercise of outstanding options covering Common Shares held by any other person.

 (2) Dr. Amstutz is a Director of the Company.

 (3) Mr. Brandon is a Director of the Company.

 (4) Mr. Evans' ownership is comprised of 375 Common Shares owned by the Evans Family Trust, of which Mr. Evans serves as Trustee, 7,500 Common Shares which he has the right to acquire within 60 days after May 31, 1999 through the exercise of stock options and approximately 323 Common Shares held by Key Trust Company of Ohio, N.A., as trustee of the RPM, Inc. 401(k) Plan, which represents Mr. Evans' approximate percentage ownership of the total Common Shares held in the RPM, Inc. 401(k) Plan as of May 31, 1999.

 (5) Ms. Gustin is a Director of the Company.

 (6) Mr. Jones is a Director of the Company.

 (7) Mr. Karman is a Director and an executive officer of the Company. Mr. Karman's ownership is comprised of 121,095 Common Shares which he owns directly, 41,902 Common Shares which are owned by his wife, 227,372 Common Shares which are held by a family-owned corporation, of which Mr. Karman is an officer and director, 100,000 Common Shares owned by the James A. Karman Grantor Retained Annuity Trust, of which Mr. Karman serves as Co-Trustee, 431,016 Common Shares which he has the right to acquire within 60 days after May 31, 1999 through the exercise of stock options, and approximately 1,169 Common Shares held by Key Trust Company of Ohio, N.A., as trustee of the RPM, Inc. 401(k) Plan, which represents Mr. Karman's approximate percentage ownership of the total Common Shares held in the RPM, Inc. 401(k) Plan as of May 31, 1999. The ownership of the shares held by the James A. Karman Grantor Retained Annuity Trust, by his wife and by the family-owned corporation is attributed to Mr. Karman pursuant to Commission rules.

 (8) Mr. Miller is a Director of the Company. Mr. Miller's share ownership is comprised of 10,983 Common Shares which he owns directly and 21,966 Common Shares held by his sons. The ownership of the shares held by his sons is attributed to Mr. Miller pursuant to Commission rules.

 (9) Mr. Morris is a Director and an executive officer of the Company. Mr. Morris' ownership is comprised of 86,356 Common Shares which he owns directly, 188,923 Common Shares which he has the right to acquire within 60 days after May 31, 1999 through the exercise of stock options, and approximately 1,082 Common Shares held by Key Trust Company of Ohio, N.A., as trustee of the RPM, Inc. 401(k) Plan, which represents Mr. Morris' approximate percentage ownership of the total Common Shares held in the RPM, Inc. 401(k) Plan as of May 31, 1999.

(10) Mr. O'Donnell is a Director of the Company. Mr. O'Donnell's ownership is comprised of 10,342 Common Shares which he owns through his retirement plans, 3,186 Common Shares which are owned by his wife through her retirement plans and 2,500 Common Shares owned jointly with his wife. The ownership of the shares held by his wife is attributed to Mr. O'Donnell pursuant to Commission rules.

(11) Mr. Papenbrock is a Director of the Company. All of Mr. Papenbrock's Common Shares are owned through his retirement plan for which National City Bank is Trustee.

(12) Mr. Ratner is a Director of the Company.

(13) Mr. Frank C. Sullivan is a Director and an executive officer of the Company. Mr. Sullivan's ownership is comprised of 73,080 Common Shares which he owns directly, 30,000 Common Shares owned by the Frank C. Sullivan Irrevocable Trust, 7,266 Common Shares which he holds as Custodian for his sons, 153,126 Common Shares which he has the right to acquire within 60 days after May 31, 1999 through the exercise of stock options, and approximately 1,047 Common Shares held by Key Trust Company of Ohio, N.A., as trustee of the RPM, Inc. 401(k) Plan, which represents Mr. Sullivan's approximate percentage ownership of the total Common Shares held in the RPM, Inc. 401(k) Plan as of May 31, 1999. The ownership of the shares held as Custodian for his sons and by the Frank C. Sullivan Irrevocable Trust is attributed to Mr. Sullivan pursuant to Commission rules.

(14) Mr. Thomas C. Sullivan is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Sullivan's ownership is comprised of 758,325 Common Shares which he owns directly, 118,375 Common Shares which are owned by his wife, 82,500 Common Shares owned by the Thomas C. Sullivan Family Foundation, Inc., of which Mr. Sullivan serves as Co-Trustee, 620,586 Common Shares which he has the right to acquire within 60 days after May 31, 1999 through the exercise of stock options, and approximately 1,173 Common Shares held by Key Trust Company of Ohio, N.A., as trustee of the RPM, Inc. 401(k) Plan, which represents Mr. Sullivan's approximate percentage ownership of the total Common Shares held in the RPM, Inc. 401(k) Plan as of May 31, 1999. The ownership of the shares held by his wife and by the Thomas C. Sullivan Family Foundation, Inc. is attributed to Mr. Sullivan pursuant to Commission rules.

(15) Dr. Thornton is a nominee for election to the Board of Directors at this year's Annual Meeting to fill the vacancy created by the decision of Mr. John H. Morris, Jr. not to stand for reelection as a Director.

(16) The number of Common Shares shown as beneficially owned by the Company's Directors and executive officers as a group on May 31, 1999 includes 1,633,651 Common Shares which the Company's Directors and executive officers as a group have the right to acquire within 60 days after said date through the exercise of stock options granted to them under the Company's stock option plans, and approximately 9,785 Common Shares held by Key Trust Company of Ohio, N.A., as trustee of the RPM, Inc. 401(k) Plan, which represents the group's approximate percentage ownership of the total Common Shares held in the RPM, Inc. 401(k) Plan as of May 31, 1999.

                             ELECTION OF DIRECTORS

     The authorized number of Directors of the Company presently is fixed at twelve, with the Board of Directors divided into three Classes of four Directors each. The term of office of one Class of Directors expires each year, and at each Annual Meeting of Shareholders the successors to the Directors of the Class whose term is expiring at that time are elected to hold office for a term of three years.

     The term of office of Class III of the Board of Directors expires at this year's Annual Meeting of Shareholders. The term of office of the persons elected Directors in Class III at this year's Annual Meeting will expire at the time of the Annual Meeting held in 2002. Each Director in Class III will serve until the expiration of that term or until his or her successor shall have been duly elected. The Board of Directors' nominees for election as Directors in Class III are Dr. Jerry Sue Thornton and Messrs. Max D. Amstutz, E. Bradley Jones and Albert B. Ratner. Messrs. Amstutz, Jones and Ratner currently serve as Directors in Class III. Mr. John H. Morris, Jr., who currently serves as a Director in Class III, has decided not to seek reelection to the Board in connection with his retirement from RPM on November 30, 1999. Dr. Thornton is nominated for election as a Director in Class III to fill the position on the Board currently held by Mr. Morris.

     The Proxy holders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournment or postponement thereof for the election as Directors of the four nominees unless the shareholder instructs, by marking the appropriate space on the Proxy, that authority to vote is withheld. If cumulative voting is in effect, the Proxy holders shall have full discretion and authority to vote for any one or more of the nominees. In the event of cumulative voting, the Proxy holders will vote the shares represented by each Proxy so as to maximize the number of Board of Directors' nominees elected to the Board. Each of the nominees has indicated his or her willingness to serve as a Director, if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than four nominees or for persons other than those named below and any such substitute nominee for any of them.


                                         NOMINEES FOR ELECTION

Dr. Max D. Amstutz photo

                                 DR. MAX D. AMSTUTZ, age 70 -- Director since February 1995.
                                 Chairman and Chief Executive Officer since 1994 of Von Roll Holding
                                 Ltd., a designer and manufacturer of environmental technology prod-
                                 ucts, electrotechnical and industrial insulation systems and industrial metal specialities, and Vice Chairman of Alusuisse--Lonza Holding Ltd.
                                 since 1988. Dr. Amstutz received his degree in Business Adminis-
                                 tration and a Doctorate of Economics from the University of Berne,
                                 Switzerland. Dr. Amstutz is a Director of Holderbank Financiere Glaris
                                 Ltd., a world leader in cement, concrete and aggregates and formerly
                                 RPM, Inc.'s 50-50 joint venture partner in The Euclid Chemical Company.

                                 COMMON SHARES BENEFICIALLY OWNED: 24,843        NOMINEE FOR CLASS III
                                                                                 (TERM EXPIRING IN 2002)

E. BRADLEY JONES PHOTO

                                 E. BRADLEY JONES, age 71 -- Director since 1990.
                                 Retired Chairman and Chief Executive Officer of Republic Steel Corpo-
                                 ration, LTV Steel Company and Group Vice President of The LTV
                                 Corporation. Mr. Jones received his B.A. degree from Yale University.
                                 He began his career with Republic Steel Corporation in 1954 in sales and became President in 1979 and Chairman and Chief Executive Officer
                                 in 1982. Following the merger of Republic Steel Corporation and The LTV
                                 Corporation in June 1984, Mr. Jones served as Chairman and Chief
                                 Executive Officer of The LTV Steel Company and Group Vice President of
                                 The LTV Corporation until his retirement in December 1984. Mr. Jones also serves as a Director of TRW Inc., CSX Corporation, and Birmingham
                                 Steel Corporation, and is a Trustee of Fidelity Funds.

                                 COMMON SHARES BENEFICIALLY OWNED: 11,893        NOMINEE FOR CLASS III
                                                                                 (TERM EXPIRING IN 2002)


ALBERT B. RATNER PHOTO

                                 ALBERT B. RATNER, age 71 -- Director since 1996.
                                 Co-Chairman of the Board of Forest City Enterprises, Inc., a conglom-
                                 erate corporation engaged in real estate development, sales, invest-
                                 ment, construction and lumber wholesale. Mr. Ratner received his B.S.
                                 degree from Michigan State University. Mr. Ratner is also a Director of
                                 American Greetings Corporation.

                                 COMMON SHARES BENEFICIALLY OWNED: 6,250         NOMINEE FOR CLASS III
                                                                                 (TERM EXPIRING IN 2002)

JERRY SUE THORNTON PHOTO

                                 JERRY SUE THORNTON, age 52 -- Nominee for Director.
                                 President of Cuyahoga Community College since 1992. From 1985 to 1992,
                                 Dr. Thornton served as President of Lakewood Community College in White
                                 Bear Lake, Minnesota. She received her Ph.D. from the University of
                                 Texas at Austin and her M.A. and B.A. from Murray State University. Dr.
                                 Thornton is also a Director of National City Bank, BridgeStreet
                                 Accommodations, Inc. and Applied Industrial Technologies, Inc.

                                 COMMON SHARES BENEFICIALLY OWNED: 0             NOMINEE FOR CLASS III
                                                                                 (TERM EXPIRING IN 2002)

                   DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER ANNUAL MEETING

Lorrie Gustin photo

                                 LORRIE GUSTIN, age 72 -- Director since 1992.
                                 Director of the National Association of Investors Clubs Trust since
                                 1982, and Secretary of the World Federation of Investment Clubs since
                                 1978. Ms. Gustin attended Pasadena State College. She served as an officer and director of the N.A.I.C. Corporation (investment education)
                                 from 1966 to 1983, and as President thereof from 1980 to 1983.

                                 COMMON SHARES BENEFICIALLY OWNED: 1,639         DIRECTOR IN CLASS II
                                                                                 (TERM EXPIRES IN 2000)


JAMES A. KARMAN PHOTO

                                 JAMES A. KARMAN, age 62 -- Director since 1963.
                                 Vice Chairman, RPM, Inc. Mr. Karman holds a B.S. degree from Miami
                                 University (Ohio) and an M.B.A. degree from the University of Wiscon-
                                 sin. Mr. Karman taught corporate finance at the University of Wiscon-
                                 sin and was an Investment Manager, The Union Bank & Trust Company,
                                 Grand Rapids, Michigan, prior to joining RPM, Inc. as Treasurer in
                                 1963. Mr. Karman became Vice President and Treasurer in 1969, Vice
                                 President, Secretary and Treasurer in 1972, and was elected Executive
                                 Vice President in 1973. Mr. Karman served as President and Chief
                                 Operating Officer of RPM, Inc. from 1978 to 1999. Mr. Karman was elected Vice Chairman in August 1999. Mr. Karman also was Chief
                                 Financial Officer of RPM, Inc. from 1982 until 1993. Mr. Karman is a
                                 Director of A. Schulman, Inc., Metropolitan Financial Corp., and Shiloh
                                 Industries, Inc.

                                 COMMON SHARES BENEFICIALLY OWNED: 922,554       DIRECTOR IN CLASS II
                                                                                 (TERM EXPIRES IN 2000)

DONALD K. MILLER PHOTO

                                 DONALD K. MILLER, age 67 -- Director since 1972.
                                 Chairman of Axiom International Investor LLC, an international equity asset management firm, since July 1999. From January 1992 to December
                                 1997, Mr. Miller was Chairman of Greylock Financial Inc., a venture capital firm. Mr. Miller served as Managing Partner of Greylock
                                 Financial Partnership from December 1986 through December 1991 when
                                 Greylock became incorporated. Formerly, Mr. Miller served as Chairman and CEO of Thomson Advisory Group L.P. ("Thomson"), a money management firm, from November 1990 to March 1993 and Vice Chairman from April
                                 1993 to November 1994 when Thomson became PIMCO Advisors L.P. Mr.
                                 Miller served as a Director of PIMCO Advisors, L.P. from November 1994 to December 1997. Mr. Miller is a Director of Layne Christensen
                                 Company, a successor corporation to Christensen Boyles Corporation, a supplier of mining products and services, where Mr. Miller served as
                                 Chairman from January 1987 through December 1995. Mr. Miller received his B.S. degree from Cornell University and his M.B.A. degree from
                                 Harvard University Graduate School of Business Administration. Mr.
                                 Miller is also a Director of Huffy Corporation.

                                 COMMON SHARES BENEFICIALLY OWNED: 32,949        DIRECTOR IN CLASS II
                                                                                 (TERM EXPIRES IN 2000)


KEVIN O'DONNELL PHOTO

                                 KEVIN O'DONNELL, age 74 -- Director since 1979.
                                 Managing Director since August 1994 of O'Donnell & Associates, a management consulting company. Mr. O'Donnell graduated from Kenyon
                                 College and received his M.B.A. degree from Harvard University Graduate
                                 School of Business Administration. He joined the Steel Improvement &
                                 Forge Company, the predecessor of SIFCO Industries, Inc., a diversified metalworking company, in 1947 and served in numerous capacities until
                                 1960. From 1960 to 1972, he served as a management consultant, as a
                                 General Manager of a specialty steel distributor and with the Peace
                                 Corps in various capacities. In 1971, he was named Associate Director for international operations of ACTION (Head of the Peace Corps). He rejoined SIFCO Industries, Inc. in 1972 as Executive Vice President and
                                 was named President and Chief Operating Officer in 1976 and Chief
                                 Executive Officer in 1983. Mr. O'Donnell served as President and Chief
                                 Executive Officer until his retirement in June 1990 and then became
                                 Chairman of the Executive Committee of the Board until July 1994.

                                 COMMON SHARES BENEFICIALLY OWNED: 16,028        DIRECTOR IN CLASS II
                                                                                 (TERM EXPIRES IN 2000)

EDWARD B. BRANDON PHOTO

                                 EDWARD B. BRANDON, age 67 -- Director since 1989.
                                 Retired Chairman, National City Corporation. Mr. Brandon received his
                                 B.S. degree in economics from Northwestern University and his M.B.A.
                                 degree from Wharton School of Banking and Finance. He joined National
                                 City Bank in 1956. Mr. Brandon served as President of National City
                                 Corporation and President and Chief Executive Officer of National City
                                 Bank prior to his election as Chairman in September 1987, and served as
                                 Chief Executive Officer of National City Bank until April 1989. Mr.
                                 Brandon also served as Chief Executive Officer of National City
                                 Corporation from September 1987 until July 1995. Mr. Brandon retired from National City Corporation in October 1995, however, he remains on the Corporation's Board of Directors. Mr. Brandon is also a Director of
                                 The Standard Products Company.

                                 COMMON SHARES BENEFICIALLY OWNED: 17,187        DIRECTOR IN CLASS I
                                                                                 (TERM EXPIRES IN 2001)


WILLIAM A. PAPENBROCK PHOTO

                                 WILLIAM A. PAPENBROCK, age 60 -- Director since 1972.
                                 Partner, Calfee, Halter & Griswold LLP, Attorneys-at-law. Mr. Papen-
                                 brock received his B.S. degree in Business Administration from Miami
                                 University (Ohio) and his LL.B. degree from Case Western Reserve Law
                                 School. After serving one year as the law clerk to Chief Justice Taft of the Ohio Supreme Court, Mr. Papenbrock joined Calfee, Halter &
                                 Griswold LLP as an attorney in 1964. He became a partner of the firm in
                                 1969 and is the past Vice Chairman of the firm's Executive Committee.
                                 Calfee, Halter & Griswold LLP serves as counsel to the Company.

                                 COMMON SHARES BENEFICIALLY OWNED: 16,650        DIRECTOR IN CLASS I
                                                                                 (TERM EXPIRES IN 2001)

THOMAS C. SULLIVAN PHOTO

                                 THOMAS C. SULLIVAN, age 62 -- Director since 1963.
                                 Chairman and Chief Executive Officer, RPM, Inc. Mr. Thomas C. Sullivan
                                 received his B.S. degree in Business Administration from Miami
                                 University (Ohio). He joined RPM, Inc. as a Divisional Sales Manager in
                                 1961 and was elected Vice President in 1967. He became Executive Vice
                                 President in 1969, and in 1971 Mr. Sullivan was elected Chairman of the
                                 Board, President and Chief Executive Officer of RPM, Inc. Mr. Sullivan
                                 is a Director of Pioneer-Standard Electronics, Inc., National City
                                 Bank, Huffy Corporation and Kaydon Corporation.

                                 COMMON SHARES BENEFICIALLY OWNED: 1,580,959     DIRECTOR IN CLASS I
                                                                                 (TERM EXPIRES IN 2001)

FRANK C. SULLIVAN PHOTO

                                 FRANK C. SULLIVAN, age 38 -- Director since 1995.
                                 President, RPM, Inc. Mr. Frank C. Sullivan entered the University of
                                 North Carolina as a Morehead Scholar and received his B.A. degree in
                                 1983. From 1983 to 1987, Mr. Sullivan held various commercial lending and corporate finance positions at Harris Bank and First Union Na-
                                 tional Bank prior to joining RPM as a Regional Sales Manager at its AGR
                                 Company joint venture. In 1989, he became the Company's Director of
                                 Corporate Development. He became a Vice President of the Company in
                                 1991, Chief Financial Officer in 1993, was elected Executive Vice
                                 President in 1995 and was elected President in August 1999.

                                 COMMON SHARES BENEFICIALLY OWNED: 264,519       DIRECTOR IN CLASS I
                                                                                 (TERM EXPIRES IN 2001)

                 INFORMATION REGARDING MEETINGS AND COMMITTEES
                           OF THE BOARD OF DIRECTORS

     The Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee exercises the power and authority of the Board in the interim period between Board meetings. The Compensation Committee administers the Company's Stock Option Plans, Incentive Compensation Plan, and Restricted Stock Plan, and reviews and determines the salary and bonus compensation of certain key executives. The Audit Committee reviews the activities of the Company's independent auditors and various Company policies and practices. The Board of Directors does not have a nominating committee.

     Set forth below is the current membership of each of the above-described Committees, with the number of meetings held during the fiscal year ended May 31, 1999 in parentheses:

       EXECUTIVE            COMPENSATION              AUDIT
      COMMITTEE(2)          COMMITTEE(3)           COMMITTEE(2)
      ------------          ------------           ------------
Thomas C. Sullivan        Edward B. Brandon  Donald K. Miller
  (Chairman)                (Chairman)         (Chairman)
James A. Karman           Kevin O'Donnell    E. Bradley Jones
Kevin O'Donnell           Albert B. Ratner   Lorrie Gustin
Edward B. Brandon                            Max D. Amstutz
E. Bradley Jones

     The Board of Directors held five (5) meetings during the fiscal year ended May 31, 1999. Except for Dr. Amstutz, during that fiscal year no Director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he or she served as a Director and
(ii) the total number of meetings held by Committees of the Board on which the Director served, during the periods that the Director served.

     Directors who are not also employees of the Company, with the exception of William A. Papenbrock, received a quarterly fee of $6,500 and an additional $1,000 for each Board and Committee meeting attended, except for the Chairman of each Committee who received $1,500 for each Committee meeting attended. In April 1986, the Board of Directors adopted a Deferred Compensation Plan providing for the deferred payment of Directors' fees in either cash or stock equivalents and the payment of such deferred fees in cash commencing six months following the date of the participating Director's retirement, resignation or death, or termination of such participating Director's Deferred Compensation Agreement. Participation in the Deferred Compensation Plan is at the election of each Director entitled to receive compensation for serving on the Board.

                           CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

     On December 30, 1998, with the approval of the Board of Directors, the Company purchased a parcel of land (38.7 acres) adjacent to the Company's headquarters in Medina, Ohio from the Estate of Margaret M. Sullivan, who passed away August 23, 1997. Mrs. Sullivan was the wife of RPM's founder Frank C. Sullivan (deceased 1971), and the mother of Thomas C. Sullivan,

Chairman and Chief Executive Officer of the Company. The purchase price for the land was $160,000. An appraiser was appointed by the Cuyahoga County Probate Court to provide an independent appraisal of the value of the land. This appraisal served as the basis for the purchase price. Thomas C. Sullivan is a Co-Executor of the Estate along with National City Bank and Mr. Sullivan had an interest in the land as a beneficiary of the Estate.

                             EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended May 31, 1999, 1998 and 1997, of those persons who were, at May 31, 1999:
(i) the Chief Executive Officer; and (ii) the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                            LONG-TERM
                                                           COMPENSATION
                                                              AWARDS
                                       ANNUAL              ------------     RESTRICTED
                                    COMPENSATION            SECURITIES      STOCK PLAN       ALL OTHER
         NAME AND           ----------------------------    UNDERLYING        GRANTS/       COMPENSATION
    PRINCIPAL POSITION      YEAR    SALARY       BONUS      OPTIONS(1)    DOLLAR VALUE(2)      (3)(4)
    ------------------      ----    ------       -----     ------------   ---------------   ------------
Thomas C. Sullivan          1999   $825,000    $508,000            0         $473,263         $21,708
  Chairman of the Board     1998   $785,000    $508,000      500,000(5)      $651,813         $22,084
  and Chief Executive       1997   $745,000    $462,000       78,750                0         $16,077
  Officer

James A. Karman             1999   $650,000    $420,000            0         $376,724         $33,057
  President and Chief       1998   $620,000    $420,000      343,750(5)      $523,364         $32,044
  Operating Officer(6)      1997   $590,000    $382,000       62,500                0         $28,862

Frank C. Sullivan           1999   $330,000    $220,000       40,000         $ 33,603         $ 6,835
  Executive Vice President  1998   $300,000    $220,000       43,750         $ 38,504         $ 9,667
  and Chief Financial       1997   $265,000    $200,000       38,750                0         $ 3,677
  Officer(7)

John H. Morris, Jr.         1999   $380,000    $290,000       40,000         $121,960         $15,571
  Executive Vice            1998   $365,000    $290,000       43,750         $168,282         $16,373
  President(8)              1997   $350,000    $264,000       38,750                0         $ 8,259

Kenneth M. Evans            1999   $300,000    $220,000            0                0         $ 6,262
  Executive                 1998   $ 25,000    $      0       30,000                0               0
  Vice President(9)         1997         --          --           --               --              --

------------------

(1) Figures reported for fiscal years 1997 have been adjusted to reflect the 5-for-4 stock dividend in December 1997.

(2) Dollar value for the fiscal year ended May 31, 1999 calculated by multiplying the number of restricted shares granted pursuant to the Company's 1997 Restricted Stock Plan (Mr. Thomas C. Sullivan -- 31,816 Common Shares, Mr. Karman -- 25,326 Common Shares, Mr. Morris -- 8,199 Common Shares, and Mr. Frank C. Sullivan -- 2,259 Common Shares) by the closing price of $14.875 on October 9, 1998, the effective date of grant. The dollar value for the fiscal year ended May 31, 1998 was calculated by multiplying the restated number of restricted shares granted pursuant to the Company's 1997 Restated Stock Plan (Mr. Thomas C. Sullivan -- 39,866 Common Shares, Mr. Karman -- 32,010 Common Shares, Mr. Morris -- 10,292 Common Shares, and Mr. Frank C. Sullivan -- 2,355 Common Shares) by the restated closing price of $16.35 on October 17, 1997, the effective date of grant. At the end of fiscal year ended May 31, 1999, the number and value (based upon the closing price of May 28, 1999 of $13.875) of the aggregate restricted stock holdings were as follows: Mr. Thomas C. Sullivan -- 71,682 Common Shares -- $994,588; Mr. Karman -- 57,336 Common Shares -- $795,537; Mr.
    Morris -- 18,491 Common Shares -- $256,563; and Mr. Frank C.
    Sullivan -- 4,614 Common Shares -- $64,019. Dividends are paid on restricted stock as and when dividends are paid on Common Shares. None of the restricted stock awards reported on the Summary Compensation Table are scheduled to vest within three years from the respective date of grant. With respect to Mr. Morris, see "Compensation Committee Report on Executive Compensation" below.

(3) All Other Compensation consists of (i) insurance premiums paid by the Company in connection with split dollar and other executive life insurance policies and (ii) in fiscal 1999, the value (Mr. Thomas C. Sullivan $4,800, Mr. Karman $4,800, Mr. Morris $4,988, Mr. Frank C. Sullivan $5,175, and Mr. Evans $5,250) of the Company's matching contributions, in the form of Common Shares, to the RPM, Inc. 401(k) Plan relating to before-tax contributions made by the Named Executive Officers. In fiscal 1998 and 1997, the value of the Company's matching contributions, in the form of Common Shares, to the RPM, Inc. 401(k) Plan for each of the Named Executive Officers were as follows: Mr. Thomas C. Sullivan $9,750 (1998) and $2,375 (1997); Mr. Karman $9,750 (1998) and $2,375 (1997); Mr. Morris $9,313 (1998) and $2,375 (1997);
    and Mr. Frank C. Sullivan $8,500 (1998) and $2,375 (1997).

(4) All Other Compensation includes the following amounts equal to the full dollar economic value of the premiums paid by the Company in connection with life insurance policies issued pursuant to the Split Dollar Life Insurance Agreements between the Company and the following named Executive Officers during 1999, 1998 and 1997, respectively: Mr. Thomas C. Sullivan $11,316
    (1999), $10,852 (1998) and $9,420 (1997); Mr. Karman $20,191 (1999), $20,710
    (1998) and $7,530 (1997); Mr. Morris $6,800 (1999), $6,029 (1998) and $3,488
    (1997); Mr. Frank C. Sullivan $906 (1999), $871 (1998) and $710 (1997); and
    Mr. Evans $1,012 (1999). The premiums paid by the Company in connection with the life insurance policies issued pursuant to such Split Dollar Life Insurance Agreements set forth in the preceding sentence will be recovered in full by the Company upon the payment of any death benefits under any such life insurance policy.

(5) One time final option grants awarded in July, 1997, as adjusted for the 5-for-4 stock dividend in December 1997, to Mr. Sullivan and Mr. Karman in anticipation of their expected retirement on May 31, 2002. The options vest 25% per year starting in July 1998 through 2001.

(6) Mr. Karman was elected Vice Chairman of the Company in August 1999.

(7) Mr. Sullivan was elected President of the Company in August 1999.

(8) Mr. Morris will retire on November 30, 1999 and will no longer be Executive Vice President.

(9) Mr. Evans' employment with the Company commenced in May 1998. Mr. Evans is no longer a Board elected Executive Officer as of August 1999.

OPTION GRANTS

     Shown below is information on grants of stock options pursuant to the Company's 1996 Stock Option Plan during the fiscal year ended May 31, 1999 to the executive officers who are named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL
                                   INDIVIDUAL GRANTS                                            REALIZABLE
---------------------------------------------------------------------------------------      VALUE AT ASSUMED
                                               PERCENTAGE                                     ANNUAL RATES OF
                                                OF TOTAL                                        STOCK PRICE
                                                OPTIONS                                        APPRECIATION
                                  NUMBER OF    GRANTED TO                                       FOR OPTION
                                  SECURITIES   EMPLOYEES     EXERCISE OR                        TERMS(3)(4)
                                  UNDERLYING   IN FISCAL      BASE PRICE     EXPIRATION   -----------------------
              NAME                OPTIONS(1)      YEAR      (PER SHARE)(2)      DATE         5%           10%
              ----                ----------   ----------   --------------   ----------      --           ---
Thomas C. Sullivan                       0          --             N/A              N/A        N/A           N/A
  Chairman of the Board
  and Chief Executive Officer

James A. Karman                          0          --             N/A              N/A        N/A           N/A
  President and Chief Operating
  Officer(5)

Frank C. Sullivan                   40,000         5.5%        $16.125        7/15/2008   $405,637    $1,027,964
  Executive Vice President and
  Chief Financial Officer(6)

John H. Morris, Jr.(7)              40,000         5.5%        $16.125        7/15/2008   $405,637    $1,027,964
  Executive Vice President

Kenneth M. Evans                         0          --             N/A              N/A        N/A           N/A
  Executive Vice President(8)

---------------

(1) The option agreements relating to the options granted under the Company's 1996 Stock Option Plan provide that such options become fully vested upon certain "changes in control" of the Company described in such option agreements. Twenty-five percent of the shares subject to the option become exercisable on each anniversary date thereof.

(2) This price represents the fair market value at the date of grant pursuant to the terms of the Company's 1996 Stock Option Plan.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates dictated by the Commission and are not intended to be forecasts of the Company's stock price.

                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                                                                        ANNUAL RATES OF STOCK
                                                                         PRICE APPRECIATION
                                                                          FOR OPTION TERMS
                                                                   -------------------------------
                                                                         5%              10%
                                                                   --------------   --------------
(4)  Value created for all shareholders:                           $  954,986,705   $2,420,123,810
     Gain of named executive officers as a percent of value
     created for all shareholders:                                           0.08%            0.08%

(5) Mr. Karman was elected Vice Chairman in August 1999.

(6) Mr. Sullivan was elected President in August 1999.

(7) As part of Mr. Morris' retirement program approved in August 1999, all of his outstanding Stock Options will become vested. See "Compensation Committee Report on Executive Compensation" below.

(8) Mr. Evans is no longer a Board elected Executive Officer as of August 1999.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to the exercise of stock options during the fiscal year ended May 31, 1999 to purchase the Company's Common Shares by the executive officers named in the Summary Compensation Table and with respect to the unexercised stock options at May 31, 1999 to purchase the Company's Common Shares for the executive officers named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND MAY 31, 1999 OPTION VALUE

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                              OPTIONS AT MAY 31, 1999         AT MAY 31, 1999(2)
                                NUMBER OF                   ---------------------------   ---------------------------
                                  SHARES
                                 ACQUIRED       VALUE
                                    ON         REALIZED
             NAME                EXERCISE        (1)        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               ---------      --------     -----------   -------------   -----------   -------------
Thomas C. Sullivan                    --             --       456,367        433,908      $1,016,100     $   97,950
  Chairman of the Board and
  Chief Executive Officer

James A. Karman                       --             --       313,827        304,690      $  679,576     $   77,894
  President and Chief
  Operating Officer(3)

Frank C. Sullivan                  5,860       $ 42,198       112,733        101,956      $  248,645     $   48,392
  Executive Vice President and
  Chief Financial Officer(4)

John H. Morris, Jr.(5)            10,180       $ 79,391       148,530        101,956      $  367,215     $   48,392
  Executive Vice President

Kenneth M. Evans(6)                   --             --         7,500         22,500      $        0     $        0
  Executive Vice President

---------------

(1) Represents the difference between the option exercise price and the last sales price of a Common Share on the New York Stock Exchange on the date of exercise.

(2) Based on the last sales price of the Common Shares of $13.875 on the New York Stock Exchange on May 28, 1999 (the last trading day of the Company's fiscal year ended May 31, 1999). The ultimate realization of profit on the sale of the Common Shares underlying such options is dependent upon the market price of such shares on the date of sale.

(3) Mr. Karman was elected Vice Chairman in August 1999.

(4) Mr. Sullivan was elected President in August 1999.

(5) As part of Mr. Morris' retirement program approved in August 1999, all of his outstanding stock options will become vested. See "Compensation Committee Report on Executive Compensation" below.

(6) Mr. Evans is no longer a Board elected Executive Officer as of August 1999.

EMPLOYMENT AGREEMENTS

     Under an Amended Employment Agreement, dated as of August 5, 1999, Thomas
C. Sullivan is employed as Chairman of the Board and Chief Executive Officer of the Company for a three-year period ending May 31, 2002. Mr. Sullivan has advised the Compensation Committee that both he and Mr. James A. Karman, Vice Chairman, presently intend to retire as executive officers of the Company when their Agreements terminate on May 31, 2002. Pursuant to the terms of the Agreement, Mr. Sullivan's annual base salary, effective as of June 1, 1999, is $870,000. Mr. Sullivan's annual base salary is subject to review on an annual basis by the Compensation Committee of the Board of Directors, and such base salary may be increased (but not decreased) based upon his performance, then generally prevailing industry salary scales, the Company's results of operations and other relevant factors. In addition to his base salary, Mr. Sullivan is entitled to such annual incentive compensation under the 1995 Incentive Compensation Plan or bonuses as the Compensation Committee determines and the Board of Directors approves, and to participate in the other benefit plans provided by the Company. Under the provisions of the Agreement, the Company may terminate the employment of Mr. Sullivan for Disability or Cause (as defined). Mr. Sullivan may terminate employment under the Agreement for Good Reason (as defined, including removal or failure to re-elect him Chairman of the Board and Chief Executive Officer) or in the event of a Change of Control of the Company (as defined, including any offer to purchase a controlling block of Common Shares of the Company pursuant to a tender offer or otherwise). If Mr. Sullivan should elect to terminate his employment for Good Reason, Change of Control or for other specified reasons, he is entitled to receive an amount equal to the product of his annual base salary then in effect multiplied by five, a portion of which may not be deductible to the Company as an ordinary and necessary business expense and may be subject to a 20% excise tax to Mr. Sullivan pursuant to the provisions of the Tax Reform Act of 1984. In the event that Mr. Sullivan were to terminate his employment under such circumstances, he would be entitled to receive payment of approximately $4,350,000. The Agreement also provides for the payment by the Company of legal fees incurred by Mr. Sullivan in the event that, following a Change of Control, Mr. Sullivan may be caused to institute or defend legal proceedings to enforce his rights under the Agreement.

     Under an Amended Employment Agreement, dated as of August 5, 1999, James A. Karman is employed as Vice Chairman of the Company for a three-year period ending May 31, 2002. Pursuant to the terms of the Agreement, Mr. Karman's annual base salary, effective as of June 1, 1999, is $685,000. Mr. Karman's Agreement also contains the same provisions which are described above in connection with Mr. Sullivan's Agreement. In the event that Mr. Karman were to terminate his employment under such circumstances, he would be entitled to receive payment of approximately $3,425,000.

     Effective August 5, 1999, the Company amended an Employment Agreement previously entered into with Frank C. Sullivan. Pursuant to this Employment Agreement, Mr. Sullivan is employed as President for a one-year period ending July 31, 2000. Mr. Sullivan's Employment Agreement provides a base salary of $430,000 effective June 1, 1999. Mr. Sullivan's Employment Agreement also provides for severance payments in the amount of one year's base salary in the event of termination of his employment and three years' base salary in the event of termination of his employment due to a Change of Control of the Company not approved by the Company's Board of Directors. The Employment Agreement contains the same provision for the recovery of legal fees incurred to enforce the provisions of the Agreement following a Change of Control as described above in connection with Mr. Thomas C. Sullivan's Agreement.

     In fiscal 1999, Mr. Kenneth M. Evans and Mr. John H. Morris, Jr. were employed by the Company under Employment Agreements dated June 16, 1998 and July 15, 1998, respectively. Pursuant to these Employment Agreements, Messrs. Evans and Morris were employed as Executive Vice Presidents of the Company for a period ending July 31, 1999 and provided for the following base salaries, Mr. Evans -- $300,000 and Mr. Morris -- $380,000. The Employment Agreements provided for severance payments similar to those as described in connection with Mr. Frank C. Sullivan's Agreement, and contained the same provisions for the recovery of legal fees incurred to enforce the provisions of the Agreement following a Change of Control as described above in connection with Mr. Thomas
C. Sullivan's Agreement. As of August 5, 1999, Mr. Evans is no longer a Board elected Executive Officer of the Company. Mr. Morris has elected to take early retirement effective November 30, 1999.

DEFINED BENEFIT PENSION PLAN

     The table below sets forth the normal annual retirement benefits payable upon retirement at age 65 (as of June 1, 1999) under the Company's tax qualified defined benefit retirement plan (the "Retirement Plan") for employees in the compensation ranges specified, under various assumptions with respect to average annual compensation and years of benefit service, assuming that the employee elected to receive his or her pension on a normal life annuity basis:

                              ESTIMATED ANNUAL BENEFITS UPON RETIREMENT
        AVERAGE        (AS OF JUNE 1, 1999) WITH YEARS OF SERVICE INDICATED (1)
         ANNUAL        --------------------------------------------------------
    COMPENSATION (2)   5 YEARS    10 YEARS    20 YEARS    30 YEARS    35 YEARS
    ----------------   -------    --------    --------    --------    --------
       $  100,000      $ 5,902    $ 11,803    $ 23,607    $ 35,410    $ 37,562
          150,000        9,384      18,768      37,535      56,303      60,062
          200,000       12,866      25,732      51,464      77,196      82,562
          250,000       16,348      32,696      65,392      98,088     105,062
          300,000       19,830      39,660      79,321     118,981     127,562
          350,000       23,312      46,625      93,249     139,874     150,062
          400,000       26,795      53,589     107,178     160,767     172,562
          450,000       30,277      60,553     121,107     181,660     195,062
          500,000       33,759      67,518     135,035     202,553     217,562
          550,000       37,241      74,482     148,964     223,446     240,062
          600,000       40,723      81,446     162,892     244,338     262,562
          650,000       44,205      88,410     176,821     265,231     285,062
          700,000       47,687      95,375     190,749     286,124     307,562
          750,000       51,170     102,339     204,678     307,017     330,062
          800,000       54,652     109,303     218,607     327,910     352,562
          850,000       58,134     116,268     232,535     348,803     375,062
          900,000       61,616     123,232     246,464     369,696     397,562
          950,000       65,098     130,196     260,392     390,588     420,062
        1,000,000       68,580     137,160     274,321     411,481     442,562
        1,050,000       72,062     144,125     288,249     432,374     465,062
        1,100,000       75,545     151,089     302,178     453,267     487,562
        1,150,000       79,027     158,053     316,107     474,160     510,062
        1,200,000       82,509     165,018     330,035     495,053     532,562
        1,250,000       85,991     171,982     343,964     515,946     555,062

---------------

(1) The amounts listed may be reduced in accordance with certain provisions of the Internal Revenue Code of 1986 which limit the maximum amount of compensation that may be taken into account under the Retirement Plan to $160,000 and the maximum annual benefit payable under the Retirement Plan to $130,000. Prior to June 1, 1997, the Company maintained a cash Benefit Restoration Plan for its executive officers and certain subsidiary presidents providing for the payment of supplemental retirement benefits because of such Internal Revenue Code limits. See "Benefit Restoration Plan" below. At the October 1997 Annual Shareholders Meeting, the shareholders approved the adoption of the RPM, Inc. 1997 Restricted Stock Plan. The Benefit Restoration Plan was frozen as of June 1, 1998 and will be eliminated over time.

(2) Includes base compensation as in effect on June 1, 1999, overtime and commissions paid and bonuses paid or accrued. The compensation covered by the Retirement Plan for the executive officers named in the Summary Compensation Table is the salary and bonus listed in such table.

     With respect to the executive officers listed in the Summary Compensation
Table: Mr. Thomas C. Sullivan has 37.4 years of benefit service; Mr. Karman,
36.4 years of service; Mr. Morris, 22.4 years of service; Mr. Frank C. Sullivan,
10.3 years of service; and Mr. Evans, 1.1 years of service.

BENEFIT RESTORATION PLAN

     Effective January 1, 1991, the Company established the RPM, Inc. Benefit Restoration Plan (the "Benefit Restoration Plan") for the purpose of providing for the payment of supplemental retirement and death benefits to officers of the Company designated by the Board of Directors whose Retirement Plan benefits may be limited under the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code. In April 1991, the Board of Directors designated Messrs. Thomas C. Sullivan, James A. Karman and John H. Morris, Jr. as participants in the Benefit Restoration Plan. In July 1993, the Board of Directors also designated Mr. Frank C. Sullivan and certain other officers as participants in the Benefit Restoration Plan. The Benefit Restoration Plan replaced the prior Supplemental Executive Retirement Plan which provided similar supplemental retirement benefits. The Benefit Restoration Plan is an unfunded excess benefit plan which is administered by the Company. The Benefit Restoration Plan provides that any cash payment under the Plan is to be made in an amount equal to the amount by which a participant's benefits otherwise payable under the Company's Retirement Plan are reduced as a result of limitations under ERISA and the Internal Revenue Code. The supplemental retirement benefits are forfeited if the officer terminates employment before attaining five years of vesting service and age 55. Supplemental death benefits are paid to the surviving spouse or designated beneficiary of the officer. The Company is entitled to a federal tax deduction in an amount equal to the cash benefits at the time such cash benefits are paid to a participant.

RESTRICTED STOCK PLAN

     At the October 1997 Annual Shareholders Meeting, the shareholders approved the adoption of the 1997 Restricted Stock Plan (the "Restricted Stock Plan"). The purpose of the Restricted Stock Plan is to replace, over a period of time, the cash based Benefit Restoration Plan with a stock based plan. Shares granted under the Restricted Stock Plan (the "Restricted Shares") directly reduce and replace the cash amount of supplemental retirement restoration benefits and supplemental death restoration benefits owed to participants under the Benefit Restoration Plan. The Restricted Stock Plan is administered by the Compensation Committee of the Board of Directors, which has the exclusive right and sole discretion to authorize the granting of Restricted Shares. Only employees of the Company, including employee Directors who are not members of the Compensation Committee, are eligible to participate in the Restricted Stock Plan. The Company is permitted to take a tax deduction for the value of the Restricted Shares upon the vesting of such shares. The Restricted Stock Plan will expire on May 31, 2007 or such earlier date as may be determined by the Board of Directors.

     The Restricted Shares are Common Shares of the Company which are forfeitable and nontransferable for a specified period of time. The transfer restrictions remain in place until the earliest of (a) the later of either the employee's termination of employment or the lapse of forfeiture restrictions,
(b) a "change of control" with respect to the Company, as such term is defined in the Restricted Stock Plan, or (c) the termination of the Restricted Stock Plan. The Restricted Shares are subject to complete forfeiture until the earliest to occur of (a) the later of either the employee's attainment at age 55 or the fifth anniversary of the May 31st immediately preceding the date on which the Restricted Shares were awarded, (b) the retirement of the employee on or after the attainment of age 65, or (c) a "change in control" with respect to the Company, as such is defined in the Restricted Stock Plan. Notwithstanding the above, if the employee's service to the Company is terminated on account of the death or total disability prior to the lapsing of restrictions, such restrictions shall lapse.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors administers the cash salary, bonus, and other incentive compensation and stock option programs for the executive officers of the Company pursuant to (i) the Code of Regulations of the Company, which was adopted by the shareholders on October 14, 1987, and (ii) a Compensation Committee Charter, which was first adopted by the Board of Directors on January 24, 1992. The Compensation Committee Charter, as amended, provides for the Compensation Committee (i) to review and recommend to the Board of Directors the amount of compensation for services rendered to the Company to be paid to the executive officers of the Company, (ii) to review and approve the terms and conditions of written Employment Agreements for executive officers of the Company, (iii) to administer the Company's Stock Option Plans, (iv) to review and recommend to the Board of Directors the amount of reasonable compensation and payment of expenses and other benefits to be paid to members of the Board of Directors for serving as a Director of the Company, (v) to review and approve the Compensation Committee Report to be included in the Company's Proxy Statement for its Annual Shareholders Meeting, and (vi) to review, approve, and administer any other matters or plans specifically delegated to the Committee by the Board of Directors. The Compensation Committee presently consists of three independent Directors who are appointed to the Committee by and report to the entire Board of Directors. Each member of the Compensation Committee qualifies as a "non-employee director" within the definition of Rule 16b-3 under the Securities Exchange Act of 1934 and as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

     The Compensation Committee reviews and recommends the cash salaries, incentive compensation, and bonuses to be awarded to Thomas C. Sullivan, Chairman of the Board and Chief Executive Officer, and certain other executive officers, annually in July or August of each year based upon a number of factors, but the Committee does not utilize pre-established, specific performance goals in making cash salary compensation decisions. Historically, Mr. Sullivan has prepared a recommendation to the Compensation Committee for cash salary and bonus increases and stock option awards for himself and the other executive officers which the Committee then reviews and considers in light of a number of factors, including (i) increases in sales, net income, and earnings per share, (ii) performance of the Company's Common Shares in the open market, (iii) increases in cash dividends paid to shareholders, (iv) return on shareholders' equity, and (v) acquisitions, corporate financings, and other general corporate objectives which were achieved during the May 31 fiscal year. Any increases in cash salaries for Mr. Sullivan and the other executive officers are made retroactive to

June 1 of each fiscal year and are included in an Amendment to the officer's Employment Agreement. Once awarded, an increase in salary cannot be reduced without the officer's consent.

     In 1995, the Company retained a professional compensation consulting firm to review the Company's executive compensation programs in light of Section 162(m) of the Internal Revenue Code which disallows a tax deduction for certain compensation paid in excess of $1,000,000 to certain key executives. The regulations under Section 162(m), however, except from this $1,000,000 limit various forms of compensation, including "performance-based" compensation. The consulting firm eventually recommended to the Compensation Committee a performance-based Incentive Compensation Plan (the "Plan") which would satisfy the requirements of Section 162(m). The Plan was approved by the Committee and the Board of Directors in July 1995 and was approved by the Company's shareholders at the October 1995 Annual Shareholders Meeting.

     The Plan provides for the granting of annual cash bonus awards (the "Bonus Awards") to those employees of the Company who in any respective fiscal year are the Chief Executive Officer and the other four most highly compensated officers of the Company (the "Covered Employees").

     The Plan is designed to promote the interests of the Company and its shareholders by attracting and retaining officers who are key employees of the Company; motivating such officers by reason of performance-related incentives to achieve the Company's performance goals; enabling such officers to participate in the growth and financial success of the Company; and, by qualifying the Bonus Awards as "performance-based" compensation under Section 162(m) of the Internal Revenue Code, assuring that the Company will continue to be able to deduct cash bonuses paid to the Covered Employees. The Plan is intended to be utilized as the primary annual cash bonus program for the Company's Covered Employees.

     The Plan calls for providing an aggregate Bonus Award pool of 1.3% of the Company's Income Before Income Taxes ("pre-tax income") in each applicable fiscal year for the Covered Employees. Within the first three months of each fiscal year the Compensation Committee, which administers the Plan, is required to determine in writing the portion of such aggregate Bonus Award pool that each Covered Employee may receive in respect of such fiscal year. At the end of each fiscal year, the Compensation Committee shall calculate the aggregate Bonus Award pool based on the Company's audited pre-tax income and each individual's Bonus Award payout amount.

     The Compensation Committee may reduce or eliminate a Covered Employee's Bonus Award, at the Compensation Committee's sole discretion, based solely on individual performance. The total of all Bonus Award payments made under the Plan in any given fiscal year shall not exceed 1.3% of the Company's pre-tax income. Furthermore, the total of all payments to any one individual Covered Employee under the Plan in any fiscal year shall not exceed $1,500,000. Payments under the Plan, pursuant to the terms herein described, are intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code as "performance-based" compensation and therefore be fully tax deductible to the Company.

     In August 1998, the Compensation Committee determined on a percentage basis the portion of the aggregate Bonus Award pool to be awarded to each Covered Employee in respect of the Company's performance for the fiscal year ending May 31, 1999 as follows: Thomas C. Sullivan, 30%; James A. Karman, 25%; John H. Morris, Jr., 15%; Frank C. Sullivan, 15%; and Kenneth M. Evans, 15%. The Compensation Committee will follow the same procedure in 1999 as in 1998. However, for the fiscal year ending May 31, 2000, neither Mr. Morris, Jr. nor Mr. Evans will participate in the Bonus Award pool under the Plan since Mr. Morris, Jr. has elected to take early retirement effective November 30, 1999 and Mr. Evans is no longer a Board elected Executive Officer as of August 5, 1999.

     For fiscal year May 31, 1999, the Company's pre-tax income was $159.6 million, and consequently the Bonus Award pool for the five highest paid executive officers totaled $2,074,000. However, upon the recommendation of Mr. Thomas C. Sullivan, the Compensation Committee awarded bonuses totaling only $1,638,000 to such officers, and in each case the bonus awarded to each officer was less than the bonus which would have been obtained by multiplying each officer's percentage times the total allowable Bonus Award pool provided for under the Plan. See "Executive Compensation -- Summary Compensation Table."

     The Company's 1996 Key Employees Stock Option Plan for its executive officers and other key employees is intended to provide long-term equity incentive to the officers and employees and, in the long-term, relates to shareholder value. Options to executive officers are awarded by the Committee based upon the recommendation of Mr. Sullivan, and the various presidents of the Company's operating subsidiaries submit recommendations with respect to option grants to subsidiary employees. Options are granted at the last sales price on the date of grant, have a term of ten years, and vest at the rate of 25% per year after one year.

     As of May 31, 1999, 2,134,000 shares were available for future grant under the 1996 Key Employees Stock Option Plan. The Compensation Committee at its August 3, 1999 meeting granted options totaling 425,000 shares to executive officers and other key employees of the Company and two subsidiaries (Tremco Ltd. in Canada and DAP Products Inc.) and, in addition, it is contemplated that approximately an additional 425,000 shares will be granted in October 1999 to subsidiary presidents and key subsidiary employees.

     In August 1999, the Compensation Committee and Board of Directors approved the terms of a retirement program for Mr. John H. Morris, Jr., Executive Vice President of the Company, who will retire effective November 30, 1999. As part of this program, Mr. Morris will receive a payment of two (2) times a base salary of $390,000, vesting of all of his outstanding stock options (Mr. Morris did not receive any of the stock options awarded on August 3, 1999), medical benefits until age 65 under certain circumstances, and credit to age 62 under the Company's cash Benefit Restoration Plan and Pension Plan which will result in a lump sum payment of no less than $2,241,500. Mr. Morris has agreed to forfeit all previous stock awards to him totaling 18,491 shares under the Company's Restricted Stock Plan.

     The Company does not have any "cheap stock" plans.

     In February 1994, the Company adopted a deferred compensation plan for executive officers pursuant to which officers can defer receipt of a portion of their salary and/or cash bonus until a future date during which period of time the deferred compensation will receive tax deferred interest or appreciation based upon the value of the Company's Common Shares and dividends paid thereon. Any compensation deferred under the plan would not be included in the $1,000,000 limit provided for under Section 162(m) until the year in which the compensation actually is received.

                                            Edward B. Brandon, Chairman
                                            Kevin O'Donnell
                                            Albert B. Ratner

                               PERFORMANCE GRAPHS

     Set forth below are line graphs comparing the yearly cumulative total shareholders' return on the Company's Common Shares against the yearly cumulative total return of the S&P Composite -- 500 Stock Index and an index of certain companies selected by the Company as comparative to the Company (the "Peer Group Index"). The companies selected to form the peer group index are:
Detrex Corporation, Ferro Corporation, H. B. Fuller Company, Imperial Chemical Industries PLC, Lawter International, Inc., Lilly Industries, Inc., NL Industries, Inc., PPG Industries Inc., Rohm and Haas Company, The Sherwin-Williams Company and Valspar Corporation.

     The graphs assume that the value of the investment in the Company's Common Shares, the S&P Composite -- 500 Stock Index and the respective peer group index was $100 on May 31, 1994 and May 31, 1989, respectively, and that all dividends, if any, were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                     AMONG RPM, INC., THE S&P 500 INDEX AND
                                  A PEER GROUP

                                                        RPM, INC.                  PEER GROUP                   S & P 500
                                                        ---------                  ----------                   ---------
'5/94'                                                   100.00                      100.00                      100.00
'5/95'                                                   114.00                      110.00                      120.00
'5/96'                                                   122.00                      128.00                      154.00
'5/97'                                                   144.00                      153.00                      200.00
'5/98'                                                   166.00                      197.00                      261.00
'5/99'                                                   140.00                      166.00                      316.00

* $100 INVESTED ON 05/31/94 IN STOCK OR INDEX --
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING MAY 31.

                COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN*
                     AMONG RPM, INC., THE S&P 500 INDEX AND
                                  A PEER GROUP

                                                        RPM, INC.                  PEER GROUP                   S & P 500
                                                        ---------                  ----------                   ---------
'5/89'                                                   100.00                      100.00                      100.00
'5/90'                                                   129.00                      105.00                      117.00
'5/91'                                                   168.00                      126.00                      130.00
'5/92'                                                   177.00                      159.00                      143.00
'5/93'                                                   221.00                      171.00                      160.00
'5/94'                                                   223.00                      182.00                      167.00
'5/95'                                                   254.00                      201.00                      200.00
'5/96'                                                   273.00                      233.00                      257.00
'5/97'                                                   322.00                      277.00                      333.00
'5/98'                                                   370.00                      358.00                      435.00
'5/99'                                                   312.00                      300.00                      527.00

* $100 INVESTED ON 05/31/89 IN STOCK OR INDEX --
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING MAY 31.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and Directors and persons who own 10% or more of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission. Officers, Directors and 10% or greater shareholders are required by Commission regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its officers and Directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended May 31, 1999, except for the inadvertent late filing of a Form 3 with respect to the election of Gordon M. Hyde as an Executive Officer of the Company on April 28, 1999. On June 4, 1999, Mr. Hyde filed a Form 3 reporting that he did not beneficially own any securities of the Company.

                              INDEPENDENT AUDITORS

     The Board of Directors of the Company has selected the firm of Ciulla, Smith & Dale, LLP, independent certified public accountants, to examine and audit the financial statements of the Company and its subsidiaries for the fiscal year ending May 31, 2000. This firm has served as independent auditors for the Company since 1964. A representative of Ciulla, Smith & Dale, LLP will be present at the Annual Meeting and will have an opportunity to make a statement should he so desire. The representative also will be available to respond to appropriate questions from shareholders.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Any shareholder proposal intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the Company's Secretary at its principal executive offices not later than May 3, 2000 for inclusion in the Board of Directors' Proxy Statement and form of Proxy relating to that meeting. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of Common Shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership also should be submitted. All proposals must be a proper subject for action and comply with the Proxy Rules of the Commission.

     The Company may use its discretion in voting Proxies with respect to Shareholder proposals not included in the Proxy Statement for the Fiscal Year ended May 31, 2000, unless the Company receives notice of such proposals prior to July 14, 2000.

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware of any matter to come before the meeting other than those mentioned in the accompanying Notice. However, if other matters shall properly come before the meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters.

     Upon the receipt of a written request from any shareholder entitled to vote at the forthcoming Annual Meeting, the Company will mail, at no charge to the shareholder, a copy of the Company's Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended, for the Company's most recent fiscal year. Requests from beneficial owners of the Company's voting securities must set forth a good-faith representation that as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such Annual Meeting. Written requests for the Annual Report on Form 10-K should be directed to:

                              P. Kelly Tompkins, Secretary
                              RPM, Inc.
                              P.O. Box 777
                              Medina, Ohio 44258

     You are urged to sign and return your Proxy promptly in order to make certain your shares will be voted at the Annual Meeting. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

     By Order of the Board of Directors.
                                               P. KELLY TOMPKINS
                                                    Secretary
August 31, 1999

PROXY                                                                      PROXY
                                   RPM, INC.

               ANNUAL MEETING OF SHAREHOLDERS -- OCTOBER 8, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) appoints JAMES A. KARMAN and FRANK C. SULLIVAN, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of RPM, Inc., which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn Select located at Interstate 71 and Route 82 East, Strongsville, Ohio, on Friday, October 8, 1999 at 2:00 P.M. Eastern Daylight Time, and at any adjournment or postponement thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all of the Common Shares of the Company represented by this Proxy as follows, WITH THE UNDERSTANDING THAT IF NO DIRECTIONS ARE GIVEN ON REVERSE SIDE, SAID SHARES WILL BE VOTED "FOR" THE ELECTION OF THE FOUR DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS.

                        Election of Directors, Nominees:
                                   Dr. Max D. Amstutz,
                                   E. Bradley Jones,
                                   Albert B. Ratner,
                                   Dr. Jerry Sue Thornton

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

 ................................................................................

                                  DETACH CARD
               DIRECTIONS TO THE HOLIDAY INN SELECT STRONGSVILLE

    FROM CLEVELAND AND POINTS NORTH (INCLUDING HOPKINS AIRPORT)

    I-71 South to the North Royalton exit (#231A). Cross over bridge and the hotel is on the right hand side.

    FROM THE OHIO TURNPIKE EAST AND WEST

    Ohio Turnpike (I-80) to I-71 South (exit 10). Exit at the North Royalton exit (#231A). Cross over bridge and the hotel is on the right hand side.

    FROM THE EAST

    I-480 West to I-71 South. Exit at the North Royalton exit (#231A). Cross over bridge and the hotel is on the right hand side.

    FROM THE SOUTH

    I-71 North to the Strongsville exit (#231).

    Turn right at end of exit ramp and hotel is on the right hand side.

DIRECTION MAP

                                              RPM, INC.

                        PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING
                                            DARK INK ONLY. [X]

                                                       FOR   WITHHELD  FOR ALL
                                                       ALL      ALL    EXCEPT
                                                      [ ]      [ ]      [ ]
1. Election of Directors                                                         In their discretion to act on any other
 (see reverse)                                                                   matter or matters which may properly come before
                                                                                 the meeting.
 For, except vote withheld from the following
 nominee(s):                                                                     Change of Address (mark box and revise  [ ]
                                                                                 pre-printed address as necessary)

 ----------------------------------------                                        Will Attend Annual Meeting              [ ]

                                                  Date:                  , 1999
                                                  -----------------------

                                                  ------------------------------
                                                  Signature(s)

                                                  ------------------------------
                                                  Signature(s)

                                                  Note: Please sign exactly as
                                                  name appears hereon. Joint
                                                  owners should each sign. When
                                                  signing as attorney, executor,
                                                  administrator, trustee, or
                                                  guardian, please give full
                                                  title as such.




 ................................................................................

                              FOLD AND DETACH HERE
PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

PROXY                                                                      PROXY
                                 DIRECTION CARD

       RPM, INC. 401(K) PLAN (FORMERLY RETIREMENT SAVINGS TRUST AND PLAN)

                  TO: KEY TRUST COMPANY OF OHIO, N.A., TRUSTEE

The undersigned hereby directs Key Trust Company of Ohio, N.A., RPM, Inc. 401(k) Plan (formerly Retirement Savings Trust and Plan) Trustee to vote Common Shares held for the undersigned's 401(k) Plan account at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn Select located at Interstate 71 and Route 82 East, Strongsville, Ohio, on Friday, October 8, 1999 at 2:00 P.M. Eastern Daylight Time, and at any adjournment or postponement thereof, as specified, WITH THE UNDERSTANDING THAT IF A SIGNED DIRECTION CARD IS RETURNED WITH NO DIRECTIONS GIVEN ON REVERSE SIDE, SAID SHARES WILL BE VOTED "FOR" THE ELECTION OF THE FOUR DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND TO VOTE IN ACCORDANCE WITH ITS DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. ANY CONFIDENTIAL DIRECTION CARDS WHICH ARE NOT RETURNED WILL BE VOTED BY THE TRUSTEE OF THE PLAN IN ITS DISCRETION.

                                          Election of Directors, Nominees:
                                              Dr. Max D. Amstutz,
                                              E. Bradley Jones,
                                              Albert B. Ratner,
                                              Dr. Jerry Sue Thornton

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE.

 ................................................................................

                              FOLD AND DETACH HERE

                                   RPM, INC.

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

                                                       FOR   WITHHELD  FOR ALL
                                                       ALL      ALL    EXCEPT
                                                       [ ]     [ ]      [ ]
1. Election of Directors                                                         In their discretion to act on any other
 (see reverse)                                                                   matter or matters which may properly come before
                                                                                 the meeting.
 For, except vote withheld from the following
 nominee(s):

 ----------------------------------------
                                                                                 PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE
                                                                                 ACCOMPANYING ENVELOPE.


                                                  Date:                  , 1999
                                                       --------------------

                                                  ------------------------------
                                                  Signature(s)

                                                  ------------------------------
                                                  Signature(s)

                                                  Note: Your signature to this
                                                  Direction Card form should be
                                                  exactly the same as the name
                                                  imprinted hereon. Persons
                                                  signing as executors,
                                                  administrators, trustees, or
                                                  in similar capacities should
                                                  so indicate.

 ................................................................................

                              FOLD AND DETACH HERE